USA MOBILITY, INC.

Moderator: Vince Kelly
August 10, 2005
11:00 a.m. ET

Operator: Good morning everyone, and welcome to the USA Mobility second-quarter investor update conference call. This call is being recorded.

On-line today we have Vince Kelly, President and CEO; Peter Barnett, COO; Tom Schilling, CFO and Treasurer; and Scott Tollefsen, General Counsel and Secretary.

At this time, I’d like to turn the conference over to Mr. Kelly. Please go ahead, Sir.

Vince Kelly: Good morning. Thank you for joining us for this company update. Before I begin, our General Counsel, Scott Tollefsen, will make a brief opening statement.

Scott Tollefsen: Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income, as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call, and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements.

Although these statements are based upon assumptions the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk-factor section relating to our operating and the business environment in which we compete contained in our second-quarter Form 10-Q and our 2004 Form 10-K, both of which are on file with the SEC, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Vince Kelly: Thank you, Scott.

Late last year on November 16th we completed the merger of Arch and Metrocall, and began the task of integrating the people, systems and policies of both companies. At that time, we stated four principal objectives: (1) To successfully integrate the two companies while maintaining high-quality customer service. (2) Realize significant merger synergies and cost savings. (3) Generate sufficient cash flow to retire the bank debt incurred in the merger. And (4) continue to aggressively market existing products and services while exploring new sources of revenue. Today, I’m pleased to say that we’re well on our way toward meeting each of those objectives.

I’d like to briefly review our progress with you. During the first half of 2005, the Company has achieved a number of significant accomplishments. Among them, we have repaid $68.5 million in the first half of 2005 on our $140 million credit facility, plus an additional $8.5 million on July 20th in addition to our payment of $45 million in late 2004. We had a debt balance of just $18 million, and a cash balance of $39.8 million at July 31st. We expect to be debt free during the third quarter.

We reduced our headcount to 2,079 employees at June 30th, representing a reduction of 27 percent, or 764 full-time equivalents since the merger. We closed 59 office locations and numerous other storage locations, resulting in monthly savings of approximately $350,000. We de-commissioned over 1,350 transmitters. We consolidated and converted two billing and operational support systems into one common billing system. This was a major accomplishment, as we will now operate on a single operational support system for our billing, customer service, subscriber reporting and inventory functions.

We signed an agreement with the utility meter-reading company, AMDS, to further explore revenue opportunities in the telemetry business. Plus we sold a narrow-band PCS license to AMDS for $1.5 million with future royalty income potential of up to $3.5 million, as well as a contractual relationship to build out, and maintain their nationwide network representing future additional revenue opportunity.

We completed the re-organization of our senior management team, including promoting our Chief Technology Officer, Peter Barnett, to the position of Chief Operating Officer, hiring our Chief Financial officer, Tom Schilling, hiring our General Counsel, Scott Tollefsen. And we re-organized and streamlined our sales force.

But most importantly, we experienced a significant slow-down in our second-quarter subscriber and revenue erosion, with unit losses falling from 5.8 percent in the first quarter to 4.8 percent in the second quarter, and revenue erosion falling from 7.9 percent in the first quarter to 4.9 percent in the second quarter.

We will elaborate on some of these achievements and other ongoing Company initiatives during the course of this call, but first I’d like to ask Tom Schilling, our Chief Financial Officer, to review the Company’s second-quarter operating results, including revenues, expenses, units in service, our unit-in-service adjustment, liquidity and certain other financial metrics.

Tom Schilling: Thanks, Vince, and good morning.

Total revenue for the second quarter was $157.5 million. This includes service, rental and maintenance revenue of $151.5, and product sales of $6.1 million. Service, rental and maintenance revenue declined $7.7 million, or 4.8 percent from the first quarter, driven by a 4.8 percent decrease in units and service. Total revenue decreased $8.1 million, or 4.9 percent from $165.7 million in the first quarter. A 4.9 percent revenue decline represents a significant improvement from the 7.9-percent decline in the first quarter of 2005.

Excluding the one-time adjustments to units and service, which I will discuss in just a moment, our second-quarter net unit loss showed a marked improvement over the first quarter. As of June 30, 2005, we had 5,348,000 units in service consisting of 4,496,000 direct units, 852,000 indirect units. Net unit loss for the quarter totaled 272,000, or 4.8 percent compared with a net unit loss of 347,000, or 5.8 percent we experienced in the first quarter.

As another point of comparison, our second quarter of 2004 pro forma net unit loss was 434,000 units or six percent.

As Vince mentioned briefly a few minutes ago, we recently completed the conversion of the Legacy Metrocall billing system into a single billing system, which is the Legacy Arch billing system. This is one of the most important integration accomplishments to date, and one that will improve several business processes as we move forward.

In connection with the billing-system conversion, we made a one-time adjustment to reduce units and service in the second quarter by 238,000 units. Seventy-seven thousand of these units were adjusted due to differences that existed in how Metrocall defined a unit in service and how Arch defined a unit in service. For example, the largest definitional difference was, Metrocall had counted spare units in the possession of customers, as a unit in service while Arch did not. The other 161,000 units were adjusted due to errors in the Metrocall unit counts, primarily due to cellular phone sales that were being counted as paging units in service. The adjustment was necessary to conform to a single definition for USA Mobility, and to correct for the prior errors.

The unit adjustment had no impact on reported revenue for the quarter or for previous quarters. However, with the lower units in service the adjustment did increase our calculated average revenue per unit, and increased the net-unit loss percentage on a pro forma basis. We’ve included in our press release, and on our investor-relations Web site, schedules reconciling revised units and revised revenue per unit on a pro forma basis going back to the first quarter of 2004.

While we’re encouraged by the improvement and the rate of revenue and net erosion, we’re keeping a careful watch on the disconnects during the third quarter as the billing conversion will cause some customer disruption and may result in increased disconnects in the quarter.

Revenue per unit in the quarter, in the second quarter, was virtually unchanged at $9.02 compared to $9.01 in the first quarter of 2005, and $9.16 in the second quarter of 2004 on a pro forma basis. Over the past six quarters, on a pro forma basis, revenue per unit has decreased 5.7 percent for direct units, and three percent for indirect units. Over the same period of time, direct units, which have a significantly higher revenue per unit, have become an increasingly larger component of our revenue mix. As a result, when measured across all units of service, revenue per unit has declined just 1.4 percent since the fist quarter of 2004. For details on revenue per unit by channel and type of service, I would refer you to our earnings release.

As we noted previously, we anticipate revenue per unit for direct units of service will continue to decline in future periods, primarily due to the mix of messaging services required by our customers, the percentage of customers with fewer units in service, and to a lesser extent, changes in the monthly charges. We also regularly review our pricing strategy as it relates to other competitive services, and periodically test pricing levels in certain markets.

Turning to the operating expenses – our total operating expenses for the second quarter were $159.1 million, down slightly from first-quarter operating expenses of $161.8 million. I want to point out that we’ve added an additional expense item to the face of the statement of operations called “Severance and Related Costs”, which includes expenses associated with our continue workforce reductions and the expense of our litigation settlement, with former Arch executives, in the first quarter.

In the second quarter, we reported $9.4 million in severance expense associated with the management reorganization we announced in late May. These second-quarter severance costs will be realized on a cash basis throughout the remainder of the year, and into 2006. We believe this breakout of severance expense provides our investors with improved clarity between ongoing and recurrent costs, and those that are more one time in nature.

Service, rent and maintenance expense, or SRM expense, includes terminal and transmitter site lease costs, payroll-related costs of our engineers and other technical professionals, and satellite and other telecommunications expenses required to operate our one-way and 2-way networks.

For the second quarter, SRM expense totaled $56.4 million compared to $56.6 million in the first quarter of 2005, and $62.6 million in the fourth quarter of 2004 on a pro forma basis. Since we closed our merger, most of the cost savings in SRM have been derived from headcount reductions, which we get a benefit from relatively quickly. As we look to the future, our reduction in SRM costs will come primarily from our site-lease expense and telecommunications expense as a result of the network rationalization efforts.

Site-lease expense is approximately 57 percent, and telecommunications expense is approximately 21 percent of total SRM expense. These reductions will come more slowly as more of our deconstructed lease sites continue to have underlying lease commitments that will expire over 2005, 2006 and 2007. Vince will discuss the status of the rationalization projects in a few minutes.

Selling and marketing expense consists primarily of payroll costs associated with our sales and marketing professionals. Selling and marketing expenses for the second quarter totaled $11.2 million compared to $10.4 million in the first quarter, and $14.4 million in the fourth quarter of 2004 on a pro forma basis.

At the beginning of 2005, just following the completion of the merger and the integration reduction of about 300 sales and marketing headcount, we experienced considerable attrition, which we replaced near the end of the first quarter and during the second quarter, which in part is attributable for the increase.

General and administrative expenses include customer service, inventory and other support costs. In the second quarter, general and administrative expenses were $47.6 million, compared to $48.5 million in the first quarter. The second-quarter expense includes a $1.1 million non-recurring expense for a potential sales and use tax liability discovered in the Legacy Arch customer base during our billing-system conversion. Excluding that non-recurring item, our general and administrative expenses would have declined by just over four percent from the first quarter.

EBITDA, which we define as operating income plus the add-back of depreciation and amortization, for the quarter was $31.3 million, or 19.9 percent of revenue, compared to $42.4 million, or 25.6 percent of revenue in the first quarter. The decline in EBITDA is primarily a result of the $8.2 million decline in revenue, and the $4.4 million increase in severance expense in the quarter.

We reported a net loss for the quarter of $2.6 million. However as you’ll note, we booked an income-tax expense of $44,000. This tax expense is the result of a write-off of approximately $1.3 million of our deferred-tax assets, which were attributable to the State of Ohio. The State of Ohio passed tax reform on June 30th, which eliminated corporate income tax. And as a result, we are writing off that deferred tax asset.

Second-quarter depreciation and amortization expense was $32.9 million compared to $38.5 million in the first quarter. The decline is primarily attributable to paging devices and paging equipment, which was fully depreciated within the second quarter.

Our headcount declined by 102 during the quarter, to 2,079 employees. And we continue to expect this to decline throughout the remainder of the year, to our goal of about 1,700 by year-end.

Capital expenditures consist primarily of device purchases, and were $2.8 million for the second quarter, compared with $2.6 million in the first quarter and $6 million in the fourth quarter of 2004 on a pro forma basis. During the second quarter, we have continued to rely more heavily on used and refurbished devices, thereby reducing capital expense. In the third and fourth quarter, we expect an increase in our capital expense. And we continue to expect total capital expenditures for 2005 to be between $12 million and $15 million.

From a liquidity standpoint, our cash balance at June 30, 2005 was $42.6 million. And our outstanding bank debt was $26.5 million. Since June 30th, we have repaid an additional $8.5 million, leaving us with a total bank debt balance of $18 million as of July 30, 2005. As we’ve indicated previously, we expect to repay the remaining $18 million before the end of the current quarter.

Finally as you know, we’ve been reluctant to provide investors with specific financial guidance since the merger was completed last November. The reason for this was to allow some time for the dust to settle on our merger so we could better assess the operating performance of the newly consolidated company, and to better evaluate the current demand for our products and services in the marketplace. We’ve now moved further along in that process, and our revenue and recurring operating expenses are tracking close to our internal forecast.

As a result, today we’re providing some limited financial guidance for the full-year 2005, with the usual caveat that our projections are based on current trends, and that they are always subject to change. Accordingly, we expect revenue for the full year 2005 to be between $605 million and $615 million; we expect operating expenses, less depreciation and amortization for the full-year 2005, to be between $465 million and $475 million. In addition, as previously mentioned, we expect capital expense for 2005 to be between $12 million and $15 million.

With that, I’ll turn it back over to Vince.

Vince Kelly: Thanks, Tom. I’d like to provide further perspective on our ongoing merger integration process, review several strategic business initiatives and comment briefly on various other factors that continue to shape our industry and current business climate.

With respect to the merger integration – during the quarter, we continued to make significant progress on integrating the former Arch and Metrocall into a unified operating company. Two important necessary steps taken as part of the merger integration process included reorganization of senior management, and the consolidation of the Company’s operating structure. While both initiatives involved difficult decisions on key executives, they were undertaken to help meet our integration objectives of creating a low-cost operating company.

I will comment briefly on these and other integration activities.

Regarding our recently completed management reorganization, we announced the appointment of Peter Barnett in May as our Chief Operating Officer, replacing Stan Sech, who had served the Company very well for many years. Peter, previously a senior officer at Arch, has served as USA Mobility’s Chief Technology Officer since the merger, and retains that critically important responsibility. Peter is an experienced paging industry executive, and is exceptionally well qualified to oversee the Company’s business operations. At the same time, Steve Pennington, Senior Vice President of Sales and Marketing, was given broader responsibility to lead the Company’s field sales organization.

We also hired Scott Tollefsen in May, as in-house General Counsel. Scott has substantial experience managing the legal and regulatory affairs of leading operating companies in the communications industry.

Also, Tom Schilling joined the Company in January as Chief Financial Officer, with responsibility for all financial areas.

In addition to these key appointments, we consolidated several other leadership positions in various functional areas during the second quarter to more efficiently meet our anticipated management requirements over the next few years.

During the quarter, we also announced that the Company’s three operating divisions of five regions each would be consolidated into two divisions of six regions each. The restructuring was a logical and appropriate step given both the declining subscriber base and a more targeted approach to sales and marketing.

Our integration efforts through June 30th have included the closing of 59 office locations, 44 storage facilities and the consolidation of 15 other redundant company sites. This operational restructuring process is well under way. Over the balance of the year, we will focus on consolidating additional redundant facilities, and leveraging our centralized call center and engineering resources to improve efficiencies.

With respect to the network rationalization project, specifically the 2-way network rationalization, our goal was to eliminate one of the Company’s redundant 2-way network platforms, since both Metrocall and Arch each had a stand-alone 2-way network. The status is that our 2-way network rationalization program is on schedule.

During the second quarter, we continued to decommission the Legacy Arch 2-way network, which consisted of approximately 2,164 transmitters. And we moved 2-way subscribers in 13 markets on to the Metrocall-Legacy network.

We decommissioned an additional 741 transmitter sites during the second quarter, bringing the total decommissioned transmitters to 984 since the program began in January. We expect to decommission all remaining 2-way transmitters by the end of the year. Upon completing this phase of the program, as mentioned previously, we will continue to be responsible for lease obligations on transmitter sites until the underlying lease agreements expire over the next few years. However, we may attempt to negotiate early termination or other favorable economic terms with our site landlords on some of the remaining leases.

With respect to cost savings, deconstruction of 2-way transmitters through June 30th has resulted in $267,000 in annualized savings. Upon projected completion of the transmitter deconstruction project at year-end 2005, which includes deployment of about 235 new transmitters to add capacity in certain markets, we anticipate annualized cost savings of approximately $1.9 million. Similarly, we expect net savings of $6.4 million in 2006, $13.2 million in 2007 and $16.8 million in 2008. And upon completion of all of our 2-way site leases, which we expect to take until 2009, annualized savings from our 2-way network rationalization program are expected to exceed $21 million.

With respect to our one-way network rationalization – our goal was to eliminate redundant locations and excess capacity in our one-way networks. The status is that during the second quarter, our decision to accelerate the deconstruction of the Arch 2-way network diverted resources from our one-way rationalization efforts. We diverted these resources in order to take advantage of the greater savings potential of the 2-way deconstruction, and to accelerate our original plan, which anticipated completing the 2-way consolidation by the end of the first quarter of 2006. Nonetheless, we were still able to remove 181 one-way transmitters during the quarter. As noted on our last call, our one-way network rationalization plan is to reduce the number of national and regional networks we communicate over, and to simultaneously migrate our subscribers to key, or as we call them, “go-to” networks in each market in which we operate.

During 2005, we expect to decommission approximately 900 one-way transmitter sites, of which we had decommissioned a total of 406 sites through June 30th. As with our 2-way plan, we will still be obligated to pay rent on decommissioned sites until underlying leases expire or are renegotiated.

With respect to cost savings – as of June 30th, deconstruction of one-way transmitters has resulted in $44,000 in monthly savings, including $12,000 in the second quarter. However, the one-way channel rationalization process will continue for several years. And our actual savings will be largely dependent on the result of ongoing negotiations with site owners.

While the savings numbers to date are not large relative to our other integration accomplishments, I want to make very clear the longer-term implication of this one-way rationalization process. Once completed, we expect this process over time will have the largest potential long-term savings opportunity associated with our integration efforts. We have not detailed these cost savings as we did the 2-way costs because this plan is still being analyzed and evaluated based on a myriad of factors, ranging from frequency loading, paging protocols, site rent optimization, RF coverage, staffing and timing issues. We hope to have more information to share with you in this area in our future earnings release calls.

With respect to other key merger integration initiatives, specifically the billing system conversion – we successfully completed the billing system conversion of Metrocall’s Legacy system, called CRM, into Arch’s system, called BOSS as the quarter closed. This is a major step in the integration process, since now it allows us to administer subscriber data entry, inquiry, billing and collection from one common platform. It also provides time, staffing and reporting efficiencies in our field sales efforts, customer service, inventory, information technology, credit, collections and accounting. We estimate ramping up to approximately $10 million in annualized cost savings from the consolidated billing platform, beginning in 2006.

We reorganized and streamlined our sales and marketing function. As of June 30, our sales and marketing staff consisted of 558 professionals who now operate through two operating divisions, as noted earlier. During the quarter, we completed the rollout of a new sales compensation plan designed to increase sales productivity, retain current customers, and promote new products and services that compliment our paging offerings, including mobile phone and Blackberries.

In addition, our sales team is now actively pursuing strategic distribution partners beyond Nextel and Cingular/AT&T in effort to further enhance our portfolio of wireless products. We hope to have an announcement on this soon. In the meantime, our selling and marketing focus for the remainder of 2005 will be concentrated on selling the Company’s existing products and services to new and existing customers, and increasing our productivity and effectiveness.

With respect to other areas – overall integration of business systems and back-office functions, as well as the consolidation of functions, including various cleanup projects remaining from the billing conversion, will be completed in the third quarter. However, there are many other initiatives that have started and will be ongoing into 2006.

The major technical projects that we have provided ongoing detailed updates about are the one-way rationalization project, the 2-way rationalization project, paging terminal consolidation and office consolidations. These major projects touch many areas of the business and the right sizing of our business in these areas creates trailing cost synergies with USA Mobility satellite uplink facilities, our satellite bandwidth, our telephone expenses for connectivity, our duplicate trunking costs and lower engineering headcount requirements in the future to sustain fewer complex systems.

The redundant satellite uplink in Dayton, New Jersey for the Legacy Arch system has been shut down and moved to Stockton, California. And there’s ongoing satellite bandwidth analysis to consolidate as much traffic as possible onto as few uplink paths and satellites as possible.

As offices close, and paging terminals are consolidated, both administrative and connectivity costs are reduced. As paging terminals are consolidated, trunk groups are combined. And typically there are savings resulting from fewer, more efficient trunk groups. With the billing conversion behind us we are moving to two inventory and fulfillment centers from three. And as the one-way systems rationalization progresses, pager demand will be fulfilled from both pager repair and new pager purchases, and will be optimized for quality of products from refurbished equipment and also with a need to continue to purchase and replenish inventory with new products.

We will control our pager repair costs by utilizing multiple outside vendors and doing some repairs in-house in Dallas, and striving for the best balance between quality and cost on a model-by-model basis. Due to the age of the pager population in use, and the ability to reuse certain models of pagers, USA Mobility has been purchasing new one-way pagers, primarily from three pager vendors, and balancing price versus volume on a model-by-model basis.

Overall, we are pleased with our integration efforts through the second quarter. Due to the long and drawn-out regulatory process we went through in 2004 to complete our merger, combined with closing the deal on November 16th, we were able to make very little integration progress in 2004. The first half of 2005 has been focused on integrating Metrocall and Arch in order to build a low-cost, long-term operating company focused on free cash flow, and after paying off debt incurred in the merger, returning capital to our shareholders.

Removing 27 percent of our employees through mid-year, with a year-end goal that would represent a 41-percent reduction in headcount since the merger, is a significant accomplishment. Also, consolidating to a single billing system, decommissioning more than 1,350 transmitters, while negotiating with landlords for future commitments, and positioning us to pay off all our bank debt in the third quarter represents a solid six months of progress for USA Mobility.

I want to take a minute and talk about subscriber trends. Regarding these trends, we were extremely pleased at the significant reduction in our rate of subscriber disconnects in the second quarter. The positive trend we had discussed last quarter obviously continued into the second quarter, resulting in a large drop in the rate of subscriber losses relative to all prior quarters since our collective industry restructuring in 2002. Our net subscriber losses were 4.8 percent in the second quarter, versus 5.8 percent in the first quarter. While monthly subscriber churn was 3.17 percent in the second quarter, versus 3.49 percent in the first quarter.

As the tables we attached to the press release show, our churn in this area is encouraging. Due to the recurring revenue nature of our subscription billing services, the potential for a slowdown in the rate of subscriber deactivations can have an enormous impact on our longer-term revenue-generating capability. Indeed, we expect net deactivation rate and trends will continue to be the determining factor influencing our decision making.

To be clear, we do not anticipate a bottom in the foreseeable future. However, even a moderate improvement in the rate of net losses can have a huge impact on our longer-term cash flow potential. With that said, we strongly believe there’s a compelling long-term benefit proposition for paging, and have set our strategy accordingly.

In addition, we continue to take steps to improve our sales efficiency and minimize gross disconnects. We continue to see positive results in both areas. Most of these encouraging results in the second quarter came from the direct side of our business, customers we touch. These are business, medical and government customers with whom our sales professionals have a relationship, and to whom we provide customer service and billing.

These customers also represent many of our larger accounts, i.e. customers with more units in service, who historically have had lower disconnect rates. As we have seen a higher number of units in service per account among our larger customers, our disconnect rate has continued to decline. On the direct side, we lost 174,000 units during the second quarter, for a net deactivation percentage of 3.7 percent, which was an improvement compared to losses of 216,000 and a net deactivation percentage of 4.4 percent from the first quarter ended March 31st.

We also saw further stability in many of our larger accounts in each of our two operating divisions during the second quarter. In fact, the top 75 accounts in these divisions, comprising the top 150 accounts in the Company, had a relatively stable quarter with very little unit or revenue erosion. This group represents approximately 17 percent of our units in service and 15 percent of our MRR.

As we had previously discussed, a big focus of our efforts right now is to better define our core group of users, and better understand why some paging customers continue to migrate away toward other technology. Clearly, our industry has lost the bulk of its subscribers to mobile telephony and wireless PDA competition. Although these devices often cost significantly more than a pager, they offer greater functionality. And that has been attractive to many customers, especially the small business and individual accounts.

Our lowest churning customer base are our larger accounts, in other words, greater than 100 units per account in our top five industry groups. Our highest churn tends to be individual accounts and small accounts, in other words, one to three units per account. We think this makes sense due to the price sensitivity of large accounts in our top five industry groups, which are comprised primarily of larger accounts.

With respect to our core customer analysis, i.e. vertical industry segment, we’ve done some more work. One of the benefits of our recent billing system conversion is our improved ability to drill down in our customer base with common definitions to analyze the customer industry segments and customer size more effectively. And we expect to share more of that analysis with you in future calls.

Although we cannot be overly specific due to competitive concerns, the top five industry segments of our direct-customer base of June 30th, as a percentage of units in service, was as follows. (1) Health services, (2) government, including Federal, State and Municipal, (3) manufacturing (4) transportation, communications utilities, (5) education and social services collectively make up nearly 65 percent of our units in service. And they also experienced lower churn and net disconnect rate from the second quarter than in the first quarter of this year, and the fourth quarter of 2004.

As we’ve mentioned in the past, while the overall paging market continues to decline, our customer base is comprised primarily of enterprise users including a majority of the Fortune 1000 companies, emergency service first responders, healthcare and government accounts that, we believe, continue to recognize the benefits of paging. Despite continued competitive pressures, both within paging and from other wireless messaging providers, USA Mobility continues to be committed to providing cost-effective, reliable, paging and wireless messaging solutions to our valuable customer base, while executing an integration plan consistent with our long-term, low-cost wireless messaging platform and free cash flow generation strategy.

With respect to our customer acquisition and retention initiatives, during the second quarter, we continued to pursue various customer acquisition and retention strategies, including targeted programs focusing on what we call our user communities such as medical personnel, IT professionals, first responders, maintenance workers and the like. For example, we retained a consulting firm to help us further penetrate government sales opportunities. And we engaged another firm to help further develop our marketing strategy. In addition, we have continued to strengthen the targeting capability of our direct sales force through the use of a sales-funnel forecasting tool that we have developed internally, which helps our sales representatives identify and track leads and provides our managers the tools they need to manage activity and measure productivity of the sales force.

Also, as I noted on our last investor call, we currently are compiling and analyzing early results of market surveys conducted with our top 150 core customers during May, June and July. The surveys were designed to provide feedback on the makeup, satisfaction levels and future intentions of these accounts. They also allowed us to collect critical input from our customers regarding the performance of USA Mobility, as well as their views on paging products and services in general.

For instance, we asked them to evaluate our performance in six areas of service and support, and to assess the advantages paging continues to offer as wireless technology has evolved. In addition, we asked them for feedback on the future paging needs so that we could better forecast future revenue opportunities from these customers.

In short, the final survey results should help us answer some fundamental questions about (1) what we need to do to keep these existing customers happy, (2) what we need to do to potentially expand our business with these customers and/or sell them additional complementary wireless products and services, and (3) how we can avoid losing them to competitive, alternative wireless technologies.

While final survey results are still being compiled, early results are very encouraging, both in terms of customer satisfaction with our performance, as well as their expectation for continued paging services. With 139 of 150 surveys having been completed, 94 percent of customers surveyed rated their overall satisfaction level as satisfied or very satisfied, with an average score of 4.3 on a scale of one to five, with five being very satisfied.

Early results also confirmed, at least in the eyes of our largest customers, that paging continues to offer multiple advantages, even as other wireless technology has evolved, including cost, reliability of network, and as a vehicle for critical communications. With respect to future paging needs, interestingly, 24 percent of all survey respondents indicated diminished paging needs, 28 percent indicated growing paging needs, while 47 percent indicated growth.

As you know, we announced an alliance in June with Advanced Metering Data Systems, AMDS, and its marketing partner, meter manufacturer, Sensus Metering Systems, to provide utility meter reading services over a 2-way narrow-band PCS network. Under the agreement with AMDS, we sold them one of our narrow band PCS licenses for $1.5 million and the opportunity to receive an additional $3.5 million in connection with revenues it derives from the use of that license. In addition, under the agreement, we will receive fee income for helping them build out and service the network.

With regard to our agreement with AMDS, it’s an initial step in exploring utility meter reading of our narrow band PCS network to generate incremental revenue. We expect the license sale to close during the third quarter with the balance of the revenue opportunity here to be in 2006 and beyond. We will keep you posted as this opportunity develops.

Now I want to talk about use of excess cash. As Tom noted, we expect to pay down the final $18 million on our credit facility very soon. Recognizing this and understanding that many of you are interested in our plans for using the excess cash going forward, our executive management team, and our Board, which includes our largest shareholder, has weighed this question very carefully in recent months, and has actively discussed a variety of options, including a stock-repurchase program and/or distribution of a cash dividend. As we said in our press release, “our Board of Directors has determined that it is in the best interests of our shareholders to declare a special one-time dividend near the end of the year. The exact amount of the dividend and the date of payment have not yet been determined, and will be disclosed in the future. Additionally, we have made no determination on future uses of cash beyond this one-time dividend. However, our Board will consider our options to return capital to our shareholders as time progresses.” I want to make it clear that I believe our number-one goal is to create shareholder value by generating cash and returning it to our shareholders.

Something else that I want to take a moment to address directly with you before the fact, is that I personally plan soon to exercise my existing stock options and sell a portion of the underlying stock in order to cover the taxes on the option exercise and to diversify a portion of my investment portfolio. Although this communication is not required, I feel it is the right thing to do rather than have you read about it after the fact. I’d also like to provide you some background on this decision.

Due to a new tax law, because my stock options were issued at a price below market in 2003, after Metrocall’s emergence from bankruptcy, they are subject to ordinary income tax on the gain, as well as a 20-percent surcharge tax if not exercised before December 31, 2005. In fact, the taxes are levied whether or not the options are exercised by the end of the year, so I would be subject to both an income tax and a surcharge tax even if I continued to hold the options. By exercising them before year-end, I will avoid the 20-percent surcharge. As I’m sure you can all appreciate, while I don’t like the appearance of the CEO selling company shares, it just doesn’t make sense for anyone to expose themselves to this kind of punitive tax. My goal is to avoid incurring the surcharge tax, and to moderately diversify my personal financial position.

I want to summarize our accomplishments that we’ve made in the second quarter. We became net debt free at mid-year. We consolidated to a single billing platform ahead of schedule. We successfully reorganized our management team. We restructured and streamlined our operating divisions and sales staff. We made major progress on our network rationalization and site vendor negotiations. The erosion decrease on our customer and revenue base improved. And our surveys show our large customers are satisfied with our service and have a relatively stable outlook.

Our goals for the second half of 2005 will focus on completing integration, particularly in the areas of our longer-term network costs and the efficiencies of our sales process. Those significant goals include completing our 2-way network deconstruction and continuing our one-way network rationalization and site vendor negotiations, additional office and real-estate consolidation, implementation of our telco rationalization program, along with our survey result data and our consulting recommendations, develop and implement additional sales productivity enhancements, and aggressively pursue new business development opportunities, both internally and externally while honoring our free cash-flow focus.

We believe these second-half goals are both achievable and in the best interests of our investors. Long term, our strategy continues to be to operate a free cash-flow wireless company focused on retaining core users and selling a reliable set of products and services with little new investment and maximum cost efficiency. Despite the industry’s ongoing challenges, we remain convinced that paging will continue to be a viable alternative for those customers who want the lowest cost, the most reliable wireless product that works over the largest possible geographic area.

As I’ve mentioned in the past, our future efforts and goals will continue to be aggressive and challenging, but they are necessary. As a result there are risks and uncertainties associated with these activities as well as our ability to achieve the contemplated savings that would otherwise result from them. Nonetheless, continued reduction in our operating expenses in future quarters will be necessary, given the ongoing competitive influences affecting this Company and the wireless industry.

We will be hosting an investor day in New York, at some point during the first quarter of 2006, to review our second-half 2005 progress with our shareholders, as well as allow you to meet the management team and to do our best to answer your questions. As we get closer, we will let you know the exact time and location.

With that, I’d like to ask the operator to open the line up for questions. In the interest of time, we would ask you to limit your initial questions to one and a single follow-up. After that, the operator will circle back for additional questions as time allows – Operator?

Operator: If you do have a question, you can signal at this time by pressing star, one on your touch-tone telephone. If you’re on the speakerphone, please make sure your mute function has been turned off to allow your signal to reach our equipment. Once again, that is star one at this time to ask a question.

We’ll take our first question from Ethan Schwartz with CRT Capital Group.

Ethan Schwartz: Hi. Thanks a lot. Just as a first question – you’ve given great detail on the savings to be expected from the network consolidation. Can you give us a sense of the additional, sort of near-term savings, let’s say over the next year that you think you can take out in the rest of the business, other than this sort of normal variable cost coming out through, you know, the customer contraction?

Vince Kelly: Ethan, right now, no. What we’ve tried to do each quarter was, as we get more clarity and more visibility in each of the operating areas of our business, is provide that information to our shareholders. One of the things that we heard loud and clear from the shareholders at our shareholder meeting was, they wanted to know what we were going to do with the excess cash, and they wanted more information on overall guidance. At this point, we can only give guidance to the end of the year because that’s as far as we feel comfortable.

The area that we have given specific guidance in, specifically the 2-way network rationalization, is because we can actually quantify that. We’ve actually got the schedules. We’ve done that work. The one-way process is an enormous matrix that is still underway. When that begins to solidify, and the terminal consolidations that’s also associated with our network rationalization begins to solidify, we will get more information on telco savings and other related ancillary savings.

So I think what our plan is for now – and we talked about this internally – is in our third-quarter investor conference call, which will be the first week in November, we would be giving more information on those other areas of our business. We will also update information on what we’ve already given you; but then we would provide more information on those other areas of our business. We’re just not prepared to do that today.

Ethan Schwartz: OK. And then – I appreciate that. As a follow-up, I think in one of the Verizon filings with the SEC leading up to their merger with MCI, the head of their paging division says that most of their 2-way pagers, I think, roughly 60,000 or 70,000 are actually on the – I think it’s the USA – I think it’s the Arch network, but I’m not sure. Am I interpreting that correctly in the sense that that would mean that they represent the bulk of your indirect 2-way pagers? And if so, do you know what happens to those after the Verizon/MCI merger, which is SkyTel as they say on your network?

Vince Kelly: Well, the second part of the question I’ll answer first. They would not switch to SkyTel because they’re on our Reflex 25 network. And SkyTel operates a Reflex 50 network. So unless they were to change pagers out, which would be cost prohibitive, they would stay on our network. Most of our 2-way indirect is with large carriers, but it’s not just Verizon. We’ve got SBC, a whole lot of other large nationwide carriers who are utilizing our 2-way network rather than deploying their own network. And my sense right now, although there’s no guarantees, Ethan, is that it just wouldn’t make sense for them to do anything else other than to leave those subscribers with us as long as they’re still good, valid, paying subscribers.

Ethan Schwartz: OK. Thanks a lot.

Vince Kelly: Thank you.

Operator: And next we’ll hear from Akshay Mahajan with Goldman Sachs.

Akshay Mahajan: Hi, Gentlemen. Thank you for taking a couple questions.

Vince Kelly: Sure.

Akshay Mahajan: In terms of your expenses for the remainder of the year, and also your projections, do those include the restructuring expenses that you mentioned?

Vince Kelly: Yes they do.

Akshay Mahajan: And for the – and you mentioned your restructuring expenses for the first half of the year. Do you guys have an estimate for remaining expenses for calendar year 2005?

Tom Schilling: As Vince said, we’re not going to itemize what the operating expenses are for the second half, but basically gave a range for what the full year is. Which the full year of the $465 to $475, which is our operating expense guidance for the full year after, you know, subtracting out depreciation and amortization, any restructuring costs are included in that.

Akshay Mahajan: OK. And do you have a general range for just the restructuring portion of that?

Tom Schilling: That’s what I said. We’re not going to give any further guidance on line-item detail, other than just the overall guidance for operating expense.

Akshay Mahajan: OK. And I guess, in your projections over time, your cost has pressed up. And is that as a result of synergies being pushed back, or is that just an idea of further cost being incurred?

Vince Kelly: Cost has actually come down quite a bit. Are you talking about margins or percentages, because our cost has actually come down on a pro forma basis? We represent a combined company of Metrocall and Arch. So if you look at USA Mobility’s, second-quarter financial statement, and try to go back and compare it to second quarter last year of Arch’s, it will look like the costs will have gone way up. So has revenue. It’s just because we now have effectively two companies worth of expenses less the synergies in our operating results.

Operator: And I’d like to remind our audience to please limit yourself to one question and one follow-up. And you may feel free to re-queue. We’ll hear from Robert Haas with Cadence Investments.

Phil Broenniman: Hi, this is actually Phil Broenniman: Gentlemen, first of all congratulations on the quarter, and also really on combining the data base here, your billing system. I think you anticipated that would be in by the third quarter. You got it done by the second quarter is a real commentary on your technology group. So congratulations to them.

My one question and then my follow-up – the first one regards SRM. You’d indicated that the next cost save, next I guess series of cost saves, will occur over the remainder of ‘05, then ‘06 and ‘07. Can you give us an idea of whether those cost saves are going to be more back-loaded, front-loaded or spread evenly across that period?

Vince Kelly: Phil, let me start off with that one. First of all I just want to point out for you and for everybody, the fact that we got the billing-system conversion done ahead time is a tribute to Peter Barnett and his team, Dave Duclos, Amber Niven and a number of managers in this company that just worked incredibly long hours to get it done. It was critical that we get consolidated on one platform for a variety of reasons, which I’m sure you all appreciate. So I just want to point out and give credit where credit is due.

The second part of your question is that our one-way network rationalization, Phil, is going to be the big savings here. I mean that’s the big nut. And it’s not going to be all back-end loaded. It is going to be spread out over the period. We very much want to share with you, and with all the shareholders, what those plans are and what we expect. We’re just not in a position to do that today because the actual analysis, in terms of how we get from 18,500 transmitters to between 8,000 and 9,000 transmitters, and how many of those go with what particular landlords, and how many of those go with free sites, and how many of those go with sites that are below market is in process. And it’s just not done. And it just wouldn’t be responsible for us to try to give numbers at this point until we feel like we can really hang our hat on them; and that’s why we held off.

We tried very carefully and very sincerely to listen to all of your input from the shareholder meeting, and provide the guidance and the description of the cash use that we did today. And we very much want to have an open book and answer your questions on this most important aspect of our business, and we will. You just need to give us a little more time.

Phil Broenniman: Sure absolutely, understand. Just was wondering about the distribution for modeling purposes. But also just let me emphasize that I think the quality of this call is just tremendous. I wish all our calls are this way in terms of disclosure and conversation.

OK, then my follow-up real quickly – with regards to the distribution that you anticipate at the end of this year, will that be paid out prior to the end of the year? And will it be predicated on cash only on the balance sheet? Or will there be a consideration given to leveraging the balancing sheet a little bit, taking advantage of the cash flow, which from an efficiency standpoint would make more sense.

Vince Kelly: Phil, at this point, I want to kind of stick with just the black and white of the text in the press release. We decided, as a Board, to declare a dividend near the end of the year. We will, and I think you know these Board members, be very careful and try to do the absolute right and most efficient thing for our shareholders. And that still – that analysis – there’s tax analysis going – all that work is still ongoing, so I wouldn’t be able to answer that question because (A) I wouldn’t be allowed to, since, as a Board, we haven’t finished it; and (B), I really want to do it right so that when we do announce it you all sign off on it and say, “This makes a lot of sense.”

Operator: We’ll hear next from Michael Freedman with??? Capital.

Michael Freedman: Gentlemen, you just answered my question. But I also appreciate the expanded disclosure in this call. I really appreciate it.

Operator: Next we’ll hear from Jeffrey Lee with ???.

Jeffrey Lee: Yes, hey, guys. Can you give a little more detail on your thoughts on the decline in ARPU going forward, you know, magnitude? And I think you outlined a couple of the reasons why, but if you can give a little more color there, that would be great.

Tom Schilling: Well we believe that probably the most recent trends will probably continue, particularly on the direct side. And it’s really caused mostly, as we mentioned, by the mix of customers. As you go from the churn on our smaller customers who have higher ARPU you know, that phenomenon as you go across time where your larger customers who have lower ARPU are sticking around a little longer. And you’re losing mostly the high ARPU small customers; the dynamics of that shift continue to lower your ARPU over time. And I would expect it to be similar to what we’ve seen in the direct channel over the past 12 months, probably over the next 12 months.

Jeffrey Lee: OK. And when you talk about the one-way, you know the large nut there that is your opportunity, are we talking about a multiple of the cost savings that you’ve given for the 2-way network in terms of, you know, it could be 2X more? Or is this something that is going to be, you know, 20 percent more?

Vince Kelly: A multiple.

Jeffrey Lee: OK, great.

Operator: And next we’ll hear from Kieran Hurson with Peak Investments.

Kieran Hurson: Good afternoon, Gentlemen. A question on the revenue guidance, 605 to 615 – doing a little bit of math, it seems to imply the continued sequential revenue declines in the neighborhood of somewhere, you know, I think on the five percent to seven percent, you know seven percent on the low end. Are those the types of numbers that’s that correct – you know, you seem pretty optimistic about the improvement in the rate of decline? Yet the guidance doesn’t seem to reflect that continuing. Can you give a little more color on that?

Tom Schilling: Yes. You know we – as we said, we’re cautiously optimistic about the results we saw in the second quarter. Certainly as we said, this is based on activity to date, and they can change over time. So you know, changes can go above those ranges as much as they can go below those ranges. But I think that we do expect, obviously, to have some continued attrition on revenue and subscribers. As we mentioned, we’re a little anxious as we wade through the third quarter I think will be very telling in terms of any sort of impact we’re going to have from the billing conversion, because any time you’re disrupting roughly 40 percent of your customer base in a billing conversion, that’s susceptible to a little bit more attrition and churn rate. So I think we’ve taken those things into account in terms of trying to project where we think a reasonable range will be for the end of the year.

Vince Kelly: I just want to add to that. You know I think in terms of this forecast and this guidance – we’re trying to be careful in providing it and being responsible. We saw a nice trend, as I talked about in the last quarterly earnings call, on a monthly basis and our results coming through the first quarter; and that trend, by and large, continued into the second quarter. We see the second-quarter improvement in the rate of our subscriber erosion and our revenue erosion, so we’re cautiously optimistic and I’m very happy to see that. I think all of us felt when we announced this merger, the early part of last year, we had pegged that slow-down to happen sooner than when it actually did, actually in the fourth quarter of last year and we were off by a couple of quarters.

So I think (A) we’re all cautious right now. And (B), even though we’ve got these nice trends that developed in the first quarter and carried through the second quarter that encourage us, we also are cognizant of the fact, as Tom mentioned, that we’ve just done a billing-system conversion. We’re taking down network. We’re closing offices. We’re making changes in our sales and distribution strategy. Sales people have relationships with the accounts. So we don’t want to be, you know, Pollyann-ish with respect to the business.

We just want to be very realistic. Nothing, obviously, would make any management team happier than to do better than guidance that’s out there. But right now – and we’re hanging our hat on these ranges, and we’ll speak to you again probably in the first week of November and tell you where we think we are at that point with respect to these ranges. And we’ll share any new information we have with you that we feel is solid, good, concrete data that is good information for you to have.

Operator: And next we’ll hear from Geoff Hulme with Porter Orlin.

Geoff Hulme: Hi. Yes, you mentioned maybe being able to negotiate out of some of the leases sooner. Is there any update on that activity? And could that be a potential use of cash? And is there any movement with some of the leaseholders?

Vince Kelly: That is all factored into our forecast and estimate. There’s so many landlords that it’s such a large complex situation and you must appreciate that when you look at a scenario that involves leases. A single-site lease can be $400 or $500, and you may be negotiating on a one-off basis for some of these sites, whether you want to do buy outs; whether you want to leave it there; or whether you want to put another piece of equipment there to replace the piece of equipment you took out. It’s all one process and we’re at the point right now where we’re just not able to share with you the specifics of that.

But just understand and be cognizant that the forecast that we gave you contemplates what we’re going to do for the balance of the second half of the year.

Geoff Hulme: OK. And my second question – you talked about the 2-way and the one-way. Are those both included in the numbers you gave on the first-quarter call that talk about 6.4 next year and 13 ...

Vince Kelly: That was all 2-way.

Geoff Hulme: That’s just 2-way?

Vince Kelly: Yes, that was all 2-way. 2-way is much easier for us to quantify and put a bow around for you. We know exactly how many transmitters it was. It was 2,164. We know exactly when each lease expires. We know exactly that we’re taking down that entire network. That’s an easy one. So that’s why we provided that guidance.

What we will do, as we get more information on the one-way – we will start sharing more information on that side of the business. But again, we’re just not there yet.

Geoff Hulme: OK. I’m not asking for guidance. But in general then response to your other question, so it’s a multiple of those 2-way numbers to savings?

Vince Kelly: Oh yes.

Geoff Hulme: OK, thank you.

Operator: And next we’ll hear from Meryl Witmer with Eagle Capital.

Meryl Witmer: Just as – I’m trying to put out some numbers here. I think you said you had 2,079 employees that you expect to go down to 1,700 by year-end. Is that correct?

Tom Schilling: Yes, that’s correct.

Meryl Witmer: And then the G&A savings you said was 10 million? So basically the average cost of those employees is 25,000 a year?

Vince Kelly: No. The G&A savings – what we talked about with the $10 million was just the billing-system conversion. That’s just from going to one billing system. That wasn’t employee head-count related. Part of it was for IT professionals. But there’s licenses in there that you pay for a billing system that expires at the end of this year. There’s a number of things. So you have to disassociate those two.

Operator: Next we’ll hear from James Nguyen with Sigma Capital.

James Nguyen: Hi. Could you comment on the competitive environment, specifically with Verizon and MCI, you know with the pending merger, do you anticipate any kind of change in the competitive threat that the combined company may provide, specifically you know, on the enterprise side?

Vince Kelly: They are out there now and we still run into them on a regular basis. MCI, and in particular, SkyTel had a lot of large corporate accounts and government accounts, because they were sort of the technology leader in nationwide paging back in paging’s heyday. So they still have a lot of good solid accounts. We’re slowly getting those accounts and we’re slowly winning those on a competitive basis in the marketplace. But they haven’t laid down their arms and given up yet. I’d say the same is true with Verizon. They’re both solid competitors. We meet them in the marketplace on a daily basis. We try to stick to our discipline, and not get too crazy to go after the business. But they haven’t gone away.

Now I think your question with respect to when they merge, what happens – I don’t think there’s any type of increase in the competition associated with the merger. I think that they have different ways that both companies operate. They have separate networks, so they’d have a lot of integration to do. You know, paging integration is our specialty. It may not be theirs. I don’t expect or anticipate, from a selling and marketing perspective for instance, an increase in the competitive pressure. But I don’t expect a big decrease either.

James Nguyen: OK.

Operator: And that is all the time that we have for questions. I’ll turn the conference back over to our speakers for additional or closing remarks.

Vince Kelly: OK. As we said before, today’s conference call was recorded. The details for the replay of this call are included in our press release. I’d like to note that the replay information is also available on our Web site, as is our information on our products and services if you’re interested in purchasing anything from us.

Once again, we thank you very much for joining us on the call today. We look forward to speaking with you on the next quarter’s earnings call, which I referenced, would be in early November. We also look forward to meeting with you all in the first quarter of 2006 at our investor day in New York.

Thank you very much, and have a great day.

Operator: That does conclude today’s conference. We thank you for your participation. You may now disconnect.

END